AT&T Announces 3-Year Financial Guidance and
Capital Allocation Plan

●	Adjusted EPS[1] growth: $4.50 to $4.80 by 2022; includes HBO Max investment
●	Revenue growth every year: 1% to 2% three-year CAGR[2]
●	Adjusted EBITDA[3] margin expansion: By 2022, 200 bps higher than 2019 levels; targeting 35% margins in 2022
●	Free cash flow: $30 billion - $32 billion in 2022
●	Dividend growth: Continued modest annual increases; dividends as % of free cash flow – less than 50%[4] in 2022
●	Capital Allocation: 50% - 70% of free cash flow post-dividend for retiring ~70% of shares issued for Time Warner deal
●	Debt: Pay off 100% of acquisition debt from Time Warner deal; net-debt-to-adjusted EBITDA[5] of 2.0x to 2.25x in 2022
●	Portfolio Review: Continued disciplined review of portfolio: no major acquisitions
●	Board: Continued Board refreshment with one prospective new director to be considered at next Board meeting and another in 2020; CEO transition not expected in 2020

2020 Outlook1
AT&T expects in 2020:
●	Revenue growth: of 1% to 2%;
●	Adjusted EPS growth: $3.60 to $3.70, including HBO Max investment;
●	Adjusted EBITDA margin: Stable with 2019;
●	Free cash flow: Stable in $28 billion range;
●	Dividend payout ratio: In low 50s% range[4];
●	Gross capital investment: In $20 billion range[6];
●	Monetization of assets: $5 billion to $10 billion

Third-Quarter Results
●	Delivering on all 2019 commitments and guidance; share retirement begins 4Q19
●	Diluted EPS: $0.50 as reported compared to $0.65 in year-ago quarter
●	Adjusted EPS: $0.94 compared to $0.90 in year-ago quarter
●	Consolidated Revenues: $44.6 billion
●	Cash from operations: $11.4 billion
●	Capital expenditures: $5.2 billion
●	Free cash flow: $6.2 billion

Note: AT&T's third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Monday, October 28, 2019. The webcast and related materials will be available on AT&T’s Investor Relations website at https://investors.att.com.
DALLAS, October 28, 2019 — AT&T Inc. (NYSE:T) announced its 3-year financial outlook and capital allocation plan, which it expects to drive significant growth in EBITDA margins and EPS, and allow the company to invest in growth areas, retire shares and continue to pay down debt.

“The strategic investments we’ve made over the last several years have given us the essential elements to meet growing demand for content and connectivity,” said Randall Stephenson, AT&T chairman and CEO. “Our 3-year plan delivers both substantial and consistent financial improvements over the next 3 years. We grow revenues, EBITDA and EPS every single year, and free cash flow is stable next year, but then grows in both of the next two years, as well. And all of this is inclusive of our investment in HBO Max."
The 3-year financial guidance calls for 1% to 2% per year consolidated revenue growth and by 2022 an adjusted EBITDA margin of 35%, 200 bps higher than 2019 levels. Adjusted EBITDA margins are expected to be stable in 2020 and grow in 2021 and 2022, driven by our companywide cost-reduction plan, WarnerMedia synergies, continued Mobility growth and AT&T Mexico EBITDA growth. By targeting 35% EBITDA margins with revenue growth of 1% to 2%, the company expects about $6 billion of EBITDA growth in 2022, above 2019 EBITDA levels.

3-Year Capital Allocation Plan
The company’s capital allocation plan for the next 3 years includes:
●	Dividend Growth & Payout Ratio: Continued modest annual dividend growth; dividends as percent of free cash flow of less than 50% in 2022;
●	Share Retirement: 50-70% of post-dividend free cash flow being used to retire about 70% of the shares issued for the Time Warner deal;
●	Debt Reduction: Retiring 100% of the acquisition debt from the Time Warner deal; a net-debt-to-adjusted EBITDA ratio between 2.0x and 2.25x by 2022;
●	Portfolio Review: Continued disciplined review of portfolio; no major acquisitions.

When combining AT&T’s current dividend yield along with planned share repurchases averaging more than 3% per year for the next 3 years, that provides shareholders a yield of about 8.5% per year — and a solid double-digit return when expected EPS growth is included.
The company said it will continue to actively review its portfolio, analyze the merits of each business and monetize non-core assets. In 2019, the company expects to close about $14 billion from monetizing non-core assets. In 2020, the company expects to monetize $5 billion to $10 billion of non-strategic assets.
In addition, the company said it will continue to refresh its Board as two directors retire over the next 18 months. Subject to Board approval, the company expects to add a new director at its next Board meeting, followed by another director in 2020. In both cases, the Board will continue to select directors with skill sets that align with the objectives laid out today. The company also said that it expects Stephenson to remain CEO through at least 2020.
With its 3-year financial outlook and the benefits of its capital allocation plan, AT&T expects adjusted EPS in the $3.60 to $3.70 range in 2020 and by 2022 expects adjusted EPS to be between $4.50 and $4.80. These EPS expectations include HBO Max investment of about 15¢ to 20¢ per share in 2020, and then about 10¢ per share investment in 2021 and 2022.
●
[1]Adjustments to 2020 and 2022 EPS include merger-related amortization in the range of $17.0 billion, a non-cash mark-to-market benefit plan gain/loss, merger integration and other adjustments. We expect the mark-to-market adjustment which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item.  Our 2022 EPS estimate assumes share retirements of approximately 40 cents, new cost initiatives and EBITDA growth in our Mexico operations of a combined 25 cents, WarnerMedia synergies of approximately 20 cents and organic growth opportunities, that we expect to be partially offset by dilution from HBO Max. Our EPS, free cash flow and EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time.   Accordingly, we cannot provide a reconciliation between our non-GAAP metrics and the reported GAAP metrics without unreasonable effort.

“The objectives we have outlined today have been central to our plans for many months, even before we closed our acquisition of Time Warner. But, as you would expect, our thinking has also benefited from our engagement with our owners, including Elliott Management,” said Stephenson. “I’ve found our engagement with Elliott to be constructive and helpful, and I look forward to continuing those conservations. These are smart people who very much appreciate the opportunity we have to create tremendous shareholder value.”

Third-Quarter Results
Communications Highlights
●	Mobility:
o	Service revenues up 0.7% in 3Q; up 1.9% year to date
o	255,000 phone net adds (101,000 postpaid, 154,000 prepaid); 780,000 phone net adds year to date
o	Recognized again as the nation’s fastest[7] and best[8] network

●	Entertainment Group:
o	Operating income up 4.8% year to date with solid video and broadband ARPU gains
o	2.3% year-to-date EBITDA growth as Company targets stability
o	Video subs impacted by focus on long-term value customer base and carriage disputes:
■	20.4 million premium TV subscribers – 1,163,000 net loss
■	1.1 million AT&T NOW subscribers – 195,000 net loss
o	IP broadband revenue growth of 3.5%; 318,000 AT&T Fiber gains

WarnerMedia Highlights
●	HBO revenues up 10.6% on higher content sales and stable subscription revenues; operating income up 13.7%
●	Turner revenues stable with expanding margins; operating income up 2.6%
●	Warner Bros. margins expand despite challenging year-over-year comparison
●	Industry-leading 39 Primetime Emmy Awards and 15 News and Documentary Emmy Awards
●	WarnerMedia Day Oct. 29 to unveil HBO Max

Consolidated Financial Results
AT&T's consolidated revenues for the third quarter totaled $44.6 billion versus $45.7 billion in the year-ago quarter. Declines in revenues from legacy wireline services, WarnerMedia and domestic video, were partially offset by growth in strategic and managed business services, domestic wireless services and IP broadband. Operating expenses were $36.7 billion versus $38.5 billion in the year-ago quarter, down 4.6% due to lower intangible asset amortization, lower Entertainment Group costs, lower Warner Bros. film and TV production costs, and cost efficiencies.
Operating income was $7.9 billion versus $7.3 billion in the year-ago quarter, due to lower expenses outpacing revenue declines, with operating income margin of 17.7% versus 15.9%.  When adjusting for amortization, merger- and integration-related expenses and other items, operating income was $9.9 billion versus $10.0 billion in the year-ago quarter, and operating income margin was 22.2% versus 21.9% in the year-ago quarter.
Third-quarter net income attributable to AT&T was $3.7 billion, or $0.50 per diluted share, versus $4.7 billion, or $0.65 per diluted share, in the year-ago quarter. Adjusting for $0.44, which includes a non-cash actuarial loss on benefit plans, merger-amortization costs, merger- and integration-related expenses and other items, earnings per diluted share was $0.94 compared to an adjusted $0.90 in the year-ago quarter.
Cash from operating activities was $11.4 billion, and capital expenditures were $5.2 billion. Capital investment – which consists of capital expenditures plus cash payments for vendor financing – totaled $6.0 billion, which includes about $800 million of cash payments for vendor financing. Free cash flow – cash from operating activities minus capital expenditures – was $6.2 billion for the quarter.
The company completed or announced $3.5 billion in non-core asset monetizations in the third quarter. For the full year, the company expects to close about $14 billion of asset monetizations and working capital initiatives. Net debt was reduced by $3.6 billion in the quarter and reduced by $12.7 billion year to date. Net-debt-to-adjusted EBITDA at the end of the third quarter was 2.66x.
2Compounded annual revenue growth
3EBITDA margin is operating income before depreciation and amortization, divided by total revenues
4Free cash flow dividend payout ratio is dividends divided by free cash flow
5Net Debt to EBITDA ratios are non-GAAP financial measures that are frequently used by investors and credit rating agencies to provide relevant and useful information. Our Net Debt to Adjusted EBITDA ratio is calculated by dividing the Net Debt by the sum of the most recent four quarters Adjusted EBITDA.
6Excludes expected FirstNet reimbursements in the $1 billion range; includes potential vendor financing.
7Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds for Q3 2019
8Based on GWS OneScore Sept. 2019

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. It executes in the market under four operating units. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands including: HBO, Warner Bros., TNT, TBS, truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim, Turner Classic Movies and others. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband services. Plus, it serves nearly 3 million business customers with high-speed, highly secure connectivity and smart solutions. AT&T Latin America provides pay-TV services across 11 countries and territories in Latin America and the Caribbean, and is the fastest growing wireless provider in Mexico, serving consumers and businesses. Xandr provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its AppNexus platform.
AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2019 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s website at https://investors.att.com.
For more information, contact:
Erin McGrath
AT&T Inc.
Phone: 214-862-0651
Email: erin.mcgrath@att.com